Exhibit 10.9

EXECUTION DOCUMENT (rev)

INDEMNIFICATION AND HOLDBACK AGREEMENT

THIS INDEMNIFICATION AND HOLDBACK AGREEMENT (“Agreement”) is made as of the 1st day of April, 2015, by and between R. J. Dourney (“Holder”) and Cosi, Inc. (the “Company”).

RECITALS:

WHEREAS, Cosi and Hearthstone Associates, LLC (“HoldCo”) have entered into an Election to Cause Merger Agreement (the “Election Agreement”) whereby Cosi has granted HoldCo the right to require Cosi to acquire 100% of the interests in HoldCo pursuant to a reverse triangular merger of Cosi-Hearthstone Merger Sub, LLC (“Merger Sub”) with and into HoldCo (the “Merger”), subject to certain conditions (“Merger Conditions”) as set forth in the Election Agreement;

WHEREAS, at the time the Merger becomes effective (the “Effective Time”), the Company shall issue and deliver to the owners of HoldCo, including Holder, on a pro rata basis, an aggregate of 1,790,993 shares of Cosi’s common stock (the “Merger Shares”) as set forth in more detail in Section 3 of the Election Agreement; and

WHEREAS, HoldCo has exercised its right under the Election Agreement, and the parties desire to enter into this Agreement to relating to certain Merger Conditions.

AGREEMENT:

NOW THEREFORE, for and in consideration of the premises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Retained Liabilities. In connection with consummation of the Merger, the parties have agreed that certain liabilities of Holdco and Partners shall be retained by Holder and will not be transferred and assigned to, or assumed by, Cosi, directly or indirectly, in the Merger (the “Retained Liabilities”), as follows:

(a)            The amount of $703,718, and all other amounts, if any, relating thereto, arising out or relating to that certain letter agreement dated April 17, 2013, entered into between Northland Securities, Inc., and Hearthstone Associates, LLC, which amount is being disputed in good faith by Holder (the “Northland Claim”).

(b)            Accounts payable and other obligations owed to third parties for materials, inventory, utilities, supplies, labor or other or other goods and/or services received by HoldCo or Hearthstone Partners, LLC, a wholly-owned subsidiary of HoldCo, which are past due as of the closing of the Merger or are otherwise not in compliance with Section 8(e) of the Election Agreement, in an amount to be agreed upon by the Company and Holder, which amount will be finally determined by the parties in their good faith determination following consummation of the Merger (the “A/P Amounts”)

EXECUTION DOCUMENT (rev)
2.            Escrow and Release. Until resolution of the Retained Liabilities, the parties agree that the Company will hold in escrow a portion of the Merger Shares (“Holdback Shares”) which would otherwise be distributed to Holder upon consummation of the Merger, as follows

(a)            NC Holdback Shares. Merger Shares equal to the amount of $500,000.00 will be held in escrow by the Company until such time as the Northland Claim (“NC Holdback Shares”) is finally resolved by payment of any agreed upon liability or other settlement, as evidenced by proof of payment or in writing, the NC Holdback Shares will be promptly released to Holder.

(b)            A/P Holdback Shares. Merger Shares equal to the amount of $500,000.00 will be held in escrow by the Company until such time as the A/P Amount (the “A/P Holdback Shares”) is finally resolved by payment of any agreed upon liability or other settlement, as evidenced in writing, the A/P Holdback Shares will be promptly released to Holder.

3.            Indemnification. Holder shall defend, indemnify and hold harmless the Company, its subsidiaries and affiliates, and their officers, directors, members, managers, stockholders, employees, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by any of the Indemnified Parties resulting from, consisting of or arising out of or in connection with the Retained Liabilities or the failure of Holder to perform any obligation of Holder under this Agreement.

4.            Severability. If any provision of this Agreement or the application of any provision of it to any person or circumstance is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal shall be revised to the extent (and only to the extent) necessary to make it enforceable, valid, and legal.

5.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles.

6.            Notices. The Indemnified Parties shall give the Holder written notice as soon as practicable of any claim for which such Indemnified Party may seek indemnification hereunder. The delay or failure to give such notice shall not affect the Indemnitee’s right to be indemnified under this Agreement, except to the extent the Holder is actually damaged thereby.

EXECUTION DOCUMENT (rev)
7.            Binding Effect. This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties to it and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the Company’s business or assets or both), assigns, spouses, heirs, and personal and legal representatives.

8.            Amendment of This Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties to it. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or delay in exercising any right or remedy under it shall constitute a waiver of the right or remedy.

9.            Recitals; Construction. The foregoing recitals are hereby incorporated into and made a part of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

HOLDER:		COMPANY:
COSI, INC., a Delaware corporation

By:		By:
	R. J. Dourney, individually	Name:
Title: